Press Release For immediate release
Invesco Ltd. Announces May 31, 2018
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, June 11, 2018 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $977.3 billion, an increase of 0.5% month over month. The increase was driven by favorable market returns, non-management fee earning AUM inflows, higher money market AUM, and net long-term inflows. FX decreased AUM by $5.1 billion. Additionally during the month, the company reclassified certain AUM previously classified as passive to active totaling $2.9 billion. Preliminary average total AUM for the quarter through May 31 were $973.4 billion, and preliminary average active AUM for the quarter through May 31 were $737.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2018(a)	$977.3	$452.0	$236.1	$58.5	$82.8(b)	$147.9
April 30, 2018	$972.8	$447.5	$236.7	$59.7	$82.0	$146.9
March 31, 2018	$934.2	$420.6	$227.9	$59.7	$79.6	$146.4
February 28, 2018	$945.4	$432.3	$226.0	$58.5	$83.3	$145.3
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2018(a)	$733.3	$288.6	$171.8	$58.5	$82.8(b)	$131.6
April 30, 2018	$733.6	$291.5	$170.7	$59.7	$82.0	$129.7
March 31, 2018	$733.9	$292.3	$171.1	$59.7	$79.6	$131.2
February 28, 2018	$742.0	$299.9	$169.7	$58.5	$83.3	$130.6
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2018(a)	$244.0	$163.4	$64.3	$—	$—(b)	$16.3
April 30, 2018	$239.2	$156.0	$66.0	$—	$—	$17.2
March 31, 2018	$200.3	$128.3	$56.8	$—	$—	$15.2
February 28, 2018	$203.4	$132.4	$56.3	$—	$—	$14.7

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $77.4 billion in institutional money market AUM.
(c)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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